Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Corbus Pharmaceuticals Holdings, Inc. on Form S-3 (No. 333-207936) and Form S-8 (Nos. 333-200350 and 333-201898) of our report dated March 28, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 28, 2016.  Our report includes an explanatory paragraph concerning the existence of substantial doubt about the Company's ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 28, 2016